Exhibit 10.60

FOR EXECUTION	***Text Omitted and Filed Separately with the Securities and Exchange Commission. Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

This LICENSE AND SETTLEMENT AGREEMENT (this “Agreement”), dated October 1, 2015 (the “Execution Date”), is hereby entered into by and among Horizon Pharma Switzerland GmbH (formerly known as Horizon Pharma AG), a Swiss company with its principal place of business at Kagenstrasse 17, CH-4153 Reinach, Switzerland (“Horizon Pharma Switzerland”), Jagotec AG, a Swiss company with its principal place of business at Eptingerstrasse 61, CH-4132 Muttenz, Switzerland (“Jagotec”) (Horizon Pharma Switzerland and Jagotec, individually referred to as a “Licensor” and collectively referred to as “Licensors”), and Actavis Laboratories FL, Inc. (formerly known as Watson Laboratories, Inc. – Florida), a Florida Corporation with a principal place of business at 4955 Orange Drive, Davie, Florida 33314 (“Actavis”) (each individually a “Party”, collectively, “Parties”).

WHEREAS, pursuant to 21 U.S.C. § 355(j), Actavis filed Abbreviated New Drug Application No. 204867 (together with any amendments, supplements or replacements thereto, which continue the use of the RAYOS® Tablets as the Reference Listed Drug, the “Actavis ANDA”), to seek approval from the U.S. Food and Drug Administration, including any successor agency thereto (the “FDA”), to market and/or offer for sale prednisone delayed-release tablets in 1 mg, 2 mg, and 5 mg dosage strengths, as described in the Actavis ANDA (“Actavis Generic Tablets”);

WHEREAS, Horizon Pharma Inc., an Affiliate of Horizon Pharma Switzerland, owns New Drug Application No. 202020 (together with any amendments and supplements thereto, “the RAYOS® NDA”) for prednisone delayed-release tablets in 1 mg, 2 mg, and 5 mg dosage strengths, which are sold by Horizon Pharma USA, Inc., an Affiliate of Horizon Pharma Switzerland, under the trademark RAYOS®;

WHEREAS, the Parties are currently involved in U.S. Civil Action No. 13-05124 (JEI/JS) (the “U.S. District Court Case”), with respect to the Actavis ANDA, in the United States District Court for the District of New Jersey (the “Court”), concerning United States Patent Nos. 6,488,960 (“the ‘960 patent”), 8,309,124 (“the ‘124 patent”), and 8,394,407 (“the ‘407 patent”) (the “Asserted Patents”);

WHEREAS, United States Patent Nos. 9,040,085 (“the ‘085 patent”), 6,677,326 (“the ‘326 patent”), 8,168,218 (“the ‘218 patent”) and the Asserted Patents are listed in the Orange Book with respect to the RAYOS® NDA (“Listed Patents”);

WHEREAS, on August 22, 2014, Licensors granted Actavis […***...];

WHEREAS, Horizon Pharma Switzerland is the sole owner of the ‘960 patent and the ‘326 patent;

WHEREAS, Jagotec is the sole owner of the ‘124 patent, the ‘407 patent, the ‘085 patent, and the ‘218 patent;

WHEREAS, Horizon Pharma Switzerland is an exclusive licensee of the Jagotec Patents;

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WHEREAS, the Parties recognize the risks, unpredictability and expense of litigation and wish to resolve their disputes relating to the Asserted Patents with respect to the Actavis Generic Tablets in the U.S. District Court Case, through a negotiated and consensual agreement;

WHEREAS, as a result of this Agreement, there will be an opportunity for U.S. generic entry, which entry otherwise may not occur until the expiration of the last to expire of the Licensed Patents; and

WHEREAS, all terms not otherwise defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A hereto.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

I.                Rights and Obligations

1.  License. Effective as of the applicable Generic Entry Date (as defined below) and subject to the terms and conditions of this Agreement, Licensors hereby grant Actavis a fully paid up, royalty-free, irrevocable (except as provided in Paragraph 11) license under the Licensed Patents in the Territory, to make, have made, import, have imported, store, use, distribute, have distributed, sell and offer for sale Actavis Generic Tablets in the Territory (all of the foregoing, the “License”). The license granted in the preceding sentence shall be exclusive as to Third Party Generic Tablets for a period of one hundred and eighty (180) days after the Generic Entry Date, and shall thereafter be non-exclusive. Licensors and their Affiliates explicitly retain the right themselves to market at any time an Authorized Generic. Nothing in this Agreement shall prevent Licensors from continuing to manufacture and market branded Rayos®. Licensors also grant to Actavis the right to sublicense, solely to its Affiliates, provided that any such sublicense shall be effective only for only so long as this Agreement remains in effect and the entity to whom the sublicense is granted remains an Affiliate of Actavis (Actavis and its sublicensed affiliates herein referenced as “Licensees”).

2.  Pre-Marketing Activities. Licensees shall not engage in soliciting or taking orders or any other marketing or pre-marketing activities before the Generic Entry Date, as set forth in Paragraph 3(b); however, notwithstanding anything to the contrary in this Agreement, reasonably associated pre-marketing activities, other than soliciting and taking orders, including but not limited to, communications with the trade regarding the products to be offered for sale on the Generic Entry Date and engaging customers in non-binding pricing/contracting activities, may be conducted within […***…] days before the applicable Generic Entry Date if the Generic Entry Date is determined under Paragraph 3(a)(i)(x) or 3(a)(ii)(x) or 3(a)(ii)(z), or […***…] business days before the applicable Generic Entry Date if the Generic Entry Date is determined under Paragraph 3(a)(i)(y). Further, notwithstanding the Generic Entry Date and the restrictions contained herein, Actavis and its Affiliates shall be permitted to manufacture, have manufactured, import, store or otherwise take such steps necessary to develop inventory of the Actavis Generic Tablets in advance of the Generic Entry Date for the purpose of preparing for the launch of the Actavis Generic Tablets on or after the Generic Entry Date.

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3.  Generic Entry Date; Agreement not to Market.

(a) For purposes of this Agreement, the “Generic Entry Date” means the earliest to occur of the following dates, as applicable to each specific strength of Actavis Generic Tablets:

(i)     For all strengths of Actavis Generic Tablets (Actavis Generic 1 mg Tablet, Actavis Generic 2 mg Tablet and Actavis Generic 5 mg Tablet),

(x)   December 23, 2022;

(y)   […***…] calendar days after the date on which Actavis provides notice that the Calculated TRX has fallen by at least […***…]%, as compared to the Baseline TRX, provided that such notice includes a copy of the IMS data that supports such notice, and provided that such decline is not a result of bona fide supply interruption;

(ii)    Individually, with respect to each specific strength of Actavis Generic Tablets (Actavis Generic 1 mg Tablet, Actavis Generic 2 mg Tablet or Actavis Generic 5 mg Tablet), except as specifically set forth in subparagraph (w) below,

(w)  the date of a final decision from which no appeal (other than a petition to the U.S. Supreme Court for a writ of certiorari) has been or can be taken, in litigation against a Third Party who is seeking approval to market a Same Strength Generic Tablet, a holding that all claims of the Licensed Patents, asserted and adjudicated against that Third Party, are invalid, canceled, unenforceable or not infringed by the Third Party’s filing of an Abbreviated New Drug Application seeking approval for marketing such a Same Strength Generic Tablet; however, such a final court decision holding that all asserted and adjudicated claims of the Licensed Patents are invalid, canceled or unenforceable against a Third Party seeking approval to market a Generic 1 mg Tablet shall have the same force and effect as if the decision were against a Third Party seeking approval to market a Generic 2 mg Tablet and vice versa;

(x)   […***…] days prior to the date on which a commercial sale of a Same Strength Generic Tablet by a Third Party would be permitted in the Territory, pursuant to a license or other written authorization granted to such Third Party by the Licensors (and if such Third Party license date is prior to […***…], Licensors shall provide written notice to Actavis within […***…] business days after the Licensors have entered into any such written agreement with a Third Party that licenses or authorizes such Third Party to sell a Same Strength Generic Tablet);

(y)   the date of a first Commercial Sale in the Territory by a Third Party, without license or authorization by the Licensors, of a Same Strength Generic Tablet; provided, however, that in the event such Third Party ceases the sale and distribution of such Same Strength Generic Tablet, or the Licensors

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subsequently obtain an injunction enjoining such Third Party’s sale and distribution of such Same Strength Generic Tablet, Licensees shall cease sale and distribution of the Actavis Same Strength Generic Tablet in the Territory, and the Generic Entry Date shall be deemed not to have occurred;

(z) the date that Licensors and/or their Affiliates launch an Authorized Generic on a commercial scale.

(b)  Licensees shall not, in the Territory before the applicable Generic Entry Date, directly or indirectly through Affiliates, Licensees, sublicensees, or others, market, offer for sale, sell or take orders for, any Actavis Generic Tablets, and Licensees shall not license, sublicense, enable, permit, or cause (or continue to license, sublicense, knowingly enable, permit or cause) any Person to do so, except as permitted in Paragraph 2. The Parties further agree that any violation of the foregoing would cause irreparable harm to Horizon Pharma Switzerland and Jagotec and understanding this, Actavis hereby irrevocably and unconditionally consents to immediate entry of a temporary restraining order, preliminary injunction and permanent injunction in the event such relief is needed to prevent such harm in the event of a violation or imminent threat of a violation of the foregoing. Nothing in the preceding sentence shall limit Actavis’s ability to seek to recover damages for an improperly issued injunction. Further, to the extent Licensors do not post a bond as a condition to securing injunctive relief, Licensors agree the injunction bond rule will not apply, such that the lack of a bond shall in no way impair or limit Actavis’s ability to seek damages from the Licensors in the event it is finally determined that any such injunctive relief was improperly granted.

4.   Agreement Not To Challenge Validity or Enforceability

(a) Subject to the remainder of this Paragraph 4, Actavis, on behalf of itself and all Licensees and their Affiliates, and all respective predecessors, successors, assigns, officers, directors, managers, employees and trustees of the foregoing, […***…], in any forum (e.g., U.S. courts, ITC, U.S. Patent and Trademark Office (e.g., Inter Partes Review, Reexamination, Interference) or foreign courts or foreign patent offices), […***…].

(b)  […***…] with respect to all Actavis Generic Tablets and for the purposes of enforcement of this Agreement. For the avoidance of doubt, Actavis’s acknowledgement herein shall not apply and shall have no effect outside the United States or to any product other than the Actavis Generic Tablets or to any ANDA other than the Actavis ANDA. Further, Licensors and their Affiliates shall not refer to or rely on such admission and any other stipulation, admission or concession regarding the Licensed Patents in any proceeding outside the United States or any proceeding with Actavis or its Affiliates involving a product other than the Actavis Generic Tablets or an ANDA other than the Actavis ANDA.

(c)  The foregoing Paragraphs 4(a) and 4(b) shall not preclude Actavis from filing and/or maintaining in the Actavis ANDA any certifications under 21 U.S.C.

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§ 355(j)(2)(A)(vii)(IV) (as amended or replaced) to any patents listed in the Orange Book in connection with the RAYOS® NDA.

(d)  In addition, the foregoing Paragraphs 4(a) and 4(b) shall not preclude Actavis from contesting, in any forum (e.g., U.S. courts, ITC, U.S. Patent and Trademark Office (e.g., Inter Partes Review, Reexamination, Interference) or foreign courts or foreign patent offices), the validity or enforceability of the Licensed Patents in connection with any other ANDA or NDA or other product that Actavis may own and/or file, so long as (i) the RAYOS® NDA is not used as a Reference Listed Drug or Listed Reference Drug (“non-RAYOS® ANDA” or “non-RAYOS® NDA”) and (ii) with respect to any such action taken by Actavis in the U.S.P.T.O., Licensors or their Affiliates had initiated suit against Actavis and/or its Affiliates alleging that (i) a product other than the Actavis Generic Tablet or a Generic Tablet or (ii) an ANDA other than the Actavis ANDA or an ANDA citing a RAYOS® Tablet as a Reference Listed Drug, infringes any of the Licensed Patents.

(e)  Notwithstanding Paragraph 4(d), nothing shall preclude Actavis from challenging the validity, enforceability or infringement of the Licensed Patents in connection with generic versions of Rayos® in strengths other than 1, 2 and 5 mg.

5.    Retention of Certain Rights. Nothing set forth herein shall be deemed to give Licensors or their Affiliates any control over any marketing exclusivity that may be granted to Actavis by the FDA in connection with the Actavis ANDA or the Actavis Generic Tablets. Nothing set forth herein shall be deemed to prevent or restrict Actavis or its Affiliates from selling any product other than the Actavis Generic Tablets or to prevent Licensors from pursuing charges of patent infringement based upon sales by Actavis of any product other than the Actavis Generic Tablets.

6.    Limited Rights; No Implied Rights. The License granted in Paragraph 1 does not apply to any patent, patent application, or other intellectual property right owned by or licensed to Horizon Pharma Switzerland or Jagotec, other than the Licensed Patents. This License does not apply to any products other than Actavis Generic Tablets that are the subject of the Actavis ANDA. Nothing in this Agreement shall preclude Horizon Pharma Switzerland or Jagotec from granting any sublicense/license or any other rights under any or all of the Licensed Patents, whether to an Affiliate of Horizon Pharma Switzerland or Jagotec, or to any Third Party. Except for the rights expressly granted under Paragraphs 1 and 2, no other rights under any of the Licensed Patents or any other patents or intellectual property rights of Horizon Pharma Switzerland or Jagotec or any of their Affiliates are granted under this Agreement, by implication, estoppel or otherwise, and all other such rights are reserved. Licensees shall not practice the Licensed Patents except pursuant to the License granted in Paragraph 1 and consistent with the Pre-Marketing Activities permitted under Paragraph 2.

7.    Covenant Not to Sue. In addition to the license grants contained herein, subject to Licensees’ compliance with this Agreement, Horizon Pharma Switzerland and Jagotec on behalf of themselves and each of their respective Affiliates, agree that neither of them nor their Affiliates will sue, assert any claim or counterclaim against, or otherwise participate in any action or proceeding against Actavis and its Affiliates or any of its permitted sublicensees of the License or any of their respective customers, suppliers, importers, manufacturers or distributors,

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or any of their respective predecessors, successors, assigns, agents, officers, employees or representatives, or cause, support or authorize any Third Party to do any of the foregoing, in each case for infringement of any patent or patent application owned, licensed or otherwise Controlled by Horizon Pharma Switzerland or Jagotec or their respective Affiliates either now or in the future based on or arising from the Actavis ANDA or the Actavis Generic Tablets (and any components thereof, including the active ingredient for use in each instance in making any of such Actavis Generic Tablets) in the Territory. Horizon Pharma Switzerland and Jagotec and their Affiliates will impose the foregoing covenant not-to-sue on any Person that acquires (by assignment, license, transfer or otherwise) from Horizon Pharma Switzerland or Jagotec or their Affiliates the right to enforce any such patent or patent application described in the immediately preceding sentence. For all patents described in the first sentence of this Paragraph 7 that may be listed in the Orange Book that may pertain to Actavis Generic Tablets, the foregoing covenant not to sue may be treated as a non-exclusive license solely for the purposes of permitting Actavis and its sublicensed Affiliates to file and maintain with the FDA a “Paragraph IV Certification” under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced) with respect thereto.

8.  FDA Cooperation. Licensors and their Affiliates hereby waive, with respect to the Actavis ANDA and Actavis Generic Tablets only, any and all regulatory exclusivities for Rayos® that may prevent approval or marketing of the Actavis Generic Tablets in the Territory under the Actavis ANDA as of the Generic Entry Date. To the extent that FDA has granted any regulatory exclusivities or otherwise prevents approval or launch of the Actavis Generic Tablets, Licensors and their Affiliates agree to reasonably cooperate with Actavis and the FDA to gain final approval of the Actavis Generic Tablets. By way of example only, at Licensees’ request, Horizon Pharma Switzerland and Jagotec will submit, or will cause their respective Affiliates to submit, appropriate and reasonable documentation to the FDA evidencing the waivers and licenses set forth in this Agreement. Licensees shall reimburse Horizon Pharma Switzerland and Jagotec for all reasonable costs and expenses incurred by them and/or their Affiliates in seeking Third Party advice and/or assistance in performing activities under this Paragraph 8, within […***…] days after receipt of an invoice therefor, provided such invoice is accompanied by documents from such Third Party verifying such Third Party charges to Horizon Pharma Switzerland and/or Jagotec.

9.  Most Favored Licensee and Notice. Licensors represent and covenant to Actavis that the terms of the Agreement being offered to Actavis are and will be equivalent to or better than the terms being offered by Licensors or its Affiliates to any Third Party with respect to any license(s) or other permissions(s) to Generic Tablets (“Third Party Agreement”) with respect to Paragraphs 1, 2, 3 and 9 (License, Pre-Marketing Activities, Generic Entry Date and Notice of Authorized Generic). If Licensors and/or their Affiliates have entered or enter into a Third Party Agreement providing such Third Party with more favorable terms, then the applicable terms in this Agreement will be automatically amended to provide such more favorable terms to Actavis. Licensors shall notify Actavis of any more favorable terms from Paragraphs 1, 2, 3 and 9 within […***…] business days. Licensors further agree that they will provide Actavis at least […***…] calendar days’ advance notice of Licensors’ or its Affiliates’ or a Third Party’s launch of an Authorized Generic.

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II.             Term; Dismissal of U.S. District Court Case

10.   Term of License. The License commences as to a specific Actavis Generic Tablet on the Generic Entry Date that is applicable to that Actavis Generic Tablet and continues until the last to expire of each of the Licensed Patents (including any extensions thereof) and/or regulatory exclusivities associated therewith, so long as the Agreement remains in effect.

11.   Term and Termination of This Agreement/Survival. This Agreement is effective on the Execution Date and continues until the last to expire of each of the Licensed Patents (including any extensions thereof) and/or regulatory exclusivities associated therewith, unless terminated earlier as provided for in this Agreement. Any action undertaken by Actavis or any of its respective Affiliates that, if undertaken by Actavis would be a breach of this Agreement, shall be deemed a breach of this Agreement by Actavis for which Actavis shall bear full responsibility. Licensors may terminate this Agreement immediately upon written notice to Actavis if Actavis or any of its Affiliates or Licensees directly or indirectly, including through assistance obtained from a Third Party, commit a Material Breach. Only a violation of the conditions of Paragraphs 3(b) and/or 4(a) will constitute a “Material Breach”. All licenses and rights granted to Actavis and Licensees in this Agreement shall automatically terminate upon any termination of this Agreement. The provisions of Paragraphs 3(b), 10-12, 14, 20, 27 and 29 shall survive termination of this Agreement for any reason.

12.   Government Review. The Parties agree to submit this Agreement to the FTC and the DOJ as required by statute. Each Party shall, to the extent permitted by law:

(a)   promptly inform the other Parties of any communication made or received by such Party to or from any governmental authority regarding this Settlement Agreement and/or any related agreements; and

(b)   use reasonable efforts to comply with and terminate any investigation or inquiry regarding the Settlement Agreement and/or any related agreements by any government authority, including by providing requested information to such government authority and permitting reasonable access to its documents, officials and data related to this Agreement and/or any related agreements.

(c)   To the extent that any legal or regulatory issues or barriers arise with respect to this Agreement, or any subpart thereof, work together in good faith and use reasonable efforts to modify this Agreement to overcome any such legal or regulatory issues (including, for example, objections by the FTC, the DOJ, or any applicable court) in a mutually acceptable fashion, but in no event shall either Party be required to agree to any modification of this Agreement that materially affects the economic value of the transactions contemplated hereby.

13.   Final Dismissal of Litigation. In the absence of any adverse action by the FTC or DOJ within […***…] calendar days after submission of this Agreement to the FTC and DOJ, or within […***…] business days after reaching agreement with the FTC and DOJ as to modification(s) of this Agreement which are acceptable to the Parties if the FTC or DOJ issue any adverse action within that […***…]-day period, the Parties shall enter into and cause to be filed in the U.S. District Court Case a Stipulated Order of Dismissal and [Proposed] Order in the form attached as Exhibit B

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to this Agreement, pursuant to which all claims in the U.S. District Court Case will be dismissed without costs or fees.

III.             Confidentiality

14.  Restrictions; Obligations. The Parties hereby agree that, except as permitted herein or unless otherwise agreed to by the Parties in writing or required by law, the Parties, their Affiliates and their respective employees, officers, directors and other representatives shall not publish or otherwise disclose the contents of this Agreement. The Parties may state publicly that the U.S. District Court Case has been settled on terms that are confidential, but no public announcement concerning the terms or subject matter of this Agreement shall be made, either directly or indirectly, by any Party without first obtaining the approval of the other Party and agreement upon the nature and text of such public announcement or disclosure, such agreement and approval not to be unreasonably withheld, delayed or conditioned; except a Party may make such public announcements that in the opinion of legal counsel for such Party are required by any applicable law, including the US Securities Act of 1933, as amended, the US Securities Exchange Act of 1934, as amended, any governmental law or regulation, or the rules of any recognized stock exchange. Without limiting the foregoing, Actavis acknowledges that Licensors intend to (a) issue a press release (which shall be in substantially the form exchanged and agreed by the Parties prior to execution of this Agreement, and which may disclose (i) that the litigation has settled by Actavis taking a license under the Licensed Patents; and (ii) the Generic Entry Date, which may be accelerated under certain circumstances, and (b) file a disclosure with the U.S. Securities and Exchange Commission (the “SEC”) upon execution of this Agreement, announcing settlement of the U.S. District Court Case and entry into this Agreement, and outlining certain material terms thereof, and (c) publicly file copies of the Agreement with the SEC, which copies may be redacted by Licensors after consultation with Actavis and consistent with the terms of this Paragraph 14. In addition, and notwithstanding the foregoing, the Parties agree that a Party may disclose the contents of this Agreement (i) to its Affiliates, (ii) to the extent necessary to enforce the Agreement, (iii) to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided that, in each case under this subclause (iii), any such third party agrees to be bound by reasonable obligations of confidentiality consistent with those set forth in this Paragraph 14, and (iv) to the extent necessary to comply with applicable law or regulation; provided, however, that if a Party believes that the disclosure of all or portions of this Agreement is required by applicable law, then that Party shall inform the other Party in sufficient time, if practicable, prior to any such disclosure to allow the other Party to seek a protective order or confidential treatment prior to any such disclosure. In addition, Actavis may disclose the terms of this Agreement to Teva Pharmaceutical Industries Ltd. and its Affiliates and any Third Party in connection with a potential or actual merger, reorganization, change of control or sale of all or substantially all of the applicable business or assets of Actavis to which this Agreement relates, or to a Third Party in connection with any divestiture of the Actavis ANDA, in accordance with confidentiality terms at least as restrictive as the terms hereof. Each Party agrees that it shall cooperate fully with the other Party with respect to all disclosures regarding this Agreement to any governmental or regulatory agencies or any court, including requests for confidential treatment of proprietary information of any Party included in such disclosure. If the Parties are unable to agree on the

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form or content of any required disclosure, such disclosure shall be limited to the minimum required, as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this Agreement, to be redacted in any filings made by any Party with the SEC or as otherwise required by law, regulation or the rules of any recognized stock exchange; and provided further that no notice shall be required for disclosure required by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.

IV.             Releases; Representations and Warranties

15.   Releases. Upon the terms and subject to the conditions of this Agreement, in consideration of the mutual execution of this Agreement and the mutual agreement to be legally bound by the terms hereof, each Party, on behalf of itself and its Affiliates, hereby releases, acquits and forever discharges the other Party and its Affiliates from any and all pending and potential claims, demands, all manner of actions, causes of action, suits, debts, liabilities, losses, damages, attorneys’ fees, costs, expenses, judgments, settlements, interest, punitive damages and other damages or costs of whatever nature, whether known or unknown, certain or contingent, arising out of, derived from, predicated upon or relating to (a) the Litigation, including any of the claims or counterclaims that were brought or could have been brought against the other Party in the U.S. District Court Case, or (b) under the Licensed Patents with respect to the Actavis Generic Tablets and/or Actavis ANDA; provided, however, that nothing in this Agreement shall prevent or impair the right of either Party to bring a proceeding in court or any other forum for a breach of this Agreement or any representation, warranty or covenant herein.

16.   Mutual Representations. Each Party hereby represents and warrants to the other Party, as of the Execution Date, that:

(a)    Such Party is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)    Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)    This Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms;

(d)    The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

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(e)    Such Party has been advised by its counsel of its rights and obligations under this Agreement and enters into this Agreement freely, voluntarily, and without duress; and

(f)    Such Party is not relying on any promises, inducements, or representations other than those provided herein.

17.    Licensors Representations. Licensors hereby represent and warrant that:

(a)     they are the sole and exclusive owners of the Licensed Patents existing as of the Execution Date;

(b)     they have not obtained or been granted (and are not aware of any need or requirement to obtain or be granted) any Third-Party License;

(c)     they have the authority to grant the licenses hereunder, and that Licensors, on behalf of themselves and their Affiliates, will impose the license grants, covenants, and other obligations contained in this Agreement on any Third Party to which Licensors or any of their Affiliates, assign or otherwise transfer right, title or interest (excluding any license or sublicense) in or to any of the Licensed Patents;

(d)     as of the Execution Date, Licensors shall not, and shall not cause or encourage any Affiliate or Third Party to initiate or otherwise undertake any activity, directly or indirectly, against the Actavis ANDA or Actavis Generic Tablets to: (i) interfere with Actavis’s efforts to obtain and maintain FDA approval of the Actavis ANDA or the Actavis Generic Tablets, including, but not limited to, the filing of suit against FDA, and/or the filing or submission of any Citizen Petitions, correspondence or other written submissions with FDA or any regulatory or governmental authority, (ii) interfere with Actavis’s launch or ability to market the Actavis Generic Tablets in accordance with the terms of this Agreement, unless Licensors or their Affiliates undertakes such activity defined in subparts (i) or (ii) pursuant to court order or as otherwise requested by FDA or required by law. For clarity, the use by Licensors of price reductions, co-promotion agreements, product bundling or other marketing practices customarily used in the trade are not prevented or restricted by this Agreement and would not constitute interference with the ability of Actavis to market the Actavis Generic Tablets.

(e)     Licensors and their Affiliates shall not: (i) delist the Licensed Patents from the Orange Book unless Licensors reasonably determine in good faith that such delisting is required under applicable law, or (ii) seek or otherwise undertake any action with the FDA to withdraw Rayos® from the market for […***…] after the launch of the Actavis Generic Tablets.

18.    Limitations. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN PARAGRAPHS 15-17 OF THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

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ACTAVIS ACKNOWLEDGES THAT, NOTWITHSTANDING THE RIGHTS EFFECTIVE HEREIN AS OF THE EXECUTION DATE OR GENERIC ENTRY DATE, ACTAVIS MIGHT NOT BE ABLE TO LEGALLY EXPLOIT SUCH RIGHTS WITH RESPECT TO THE ACTAVIS GENERIC TABLETS ON SUCH DATES, INCLUDING, FOR EXAMPLE, DUE TO EXCLUSIVITY GRANTED BY THE FDA TO OTHER ABBREVIATED NEW DRUG APPLICATION FILERS, LACK OF REGULATORY APPROVAL FOR THE ACTAVIS GENERIC TABLETS BY THE FDA OR THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

V.             Waiver

19.  Waiver. A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any Party.

VI.             Choice of Law and Remedies

20.   Choice of Law; Remedies. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware, and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort or otherwise, shall likewise be governed by the laws of Delaware, excluding such State’s choice-of-law principles. The Court shall have exclusive jurisdiction (to the extent that it has subject matter jurisdiction) in all matters arising under this Agreement, and the Parties hereto expressly consent and submit to the personal and subject matter jurisdiction of the Court. This Agreement does not limit or restrict the remedies available to any Party for the breach of another Party, and the Parties expressly reserve any and all remedies available to them, at law or in equity, for breach of this Agreement.

VII.           Assignment

21.   Assignment. Neither Party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any Party may assign its rights and obligations under this Agreement to any of its Affiliates, (b) Licensors may assign their rights and obligations under this Agreement to any successor in interest to Licensors’ entire business or to the Rayos® NDA, and (c) Actavis may assign its rights and obligations under this Agreement to any Third Party in connection with a merger, reorganization, change of control or sale of all or substantially all of the applicable business or assets of Actavis to which this Agreement relates, or to a Third Party in connection with any divestiture of the Actavis ANDA, without prior written consent. In each case ((a) through (c)), provided that (A) notwithstanding any such assignment, such Party shall remain liable for its and its Affiliates’ performance under this Agreement as if such Party remained a party hereto; (B) no such assignment shall in any manner relieve, limit or impair the obligations of that Party hereunder; and (C) following a transfer by a Party to its Affiliate, any subsequent transaction that

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would cause such Affiliate to cease to be an Affiliate of such Party shall be deemed to be an assignment of this Agreement subject to this Paragraph. Any purported assignment in violation of the foregoing shall be null and void ab initio and of no force or effect.

VIII.         Costs

22.  Costs. Each Party shall each bear their own costs and legal fees associated with the negotiation and preparation of this Agreement.

IX.          Severability

23.  Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

X.              Integration

24.  Entire Agreement. This Agreement and any Exhibits, shall constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to such subject matter.

XI.             Amendment

25.  Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

XII.           Descriptive Headings

26.  Captions. The captions and descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

XIII.         No Presumption Against Drafting Party

27.  No Presumption. This Agreement and its wording are the result of mutual arm’s length negotiation, and in the event of a dispute concerning the meaning of any term contained herein, no adverse inference or presumption shall be drawn against the Party who drafted such term.

XIV.         Third Party Benefit

28.  Third Party Benefit. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party.

FOR EXECUTION

XV.           Notice

29. Notice. Any notice or other communication to be given under this Agreement by a Party to the other Party shall be in writing and shall be (a) personally delivered, (b) delivered by overnight express delivery service or same-day local courier service, or (c) delivered by facsimile or other electronic transmission (followed by a copy by the preceding (a) or (b)), to the address of the other Party as set forth below, or to such other address as may be designated by the Parties from time to time in accordance with this Paragraph 29. Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt. Notices delivered by facsimile or other electronic transmission shall be deemed given upon receipt by the sender of confirmation the transmission, if confirmation is transmitted before 5:00 p.m. (recipient’s local time) on a business day, and otherwise on the following business day.

If to Horizon Pharma Switzerland GmbH:
Hans-Peter Zobel Horizon Pharma Switzerland GmbH Kägenstrasse 17 CH-4153 Reinach Switzerland	With copy to: Brian Beeler Horizon Pharma, Inc. 520 Lake Cook Road Suite 520 Deerfield, IL 60015
If to Jagotec AG: John Murphy Group General Counsel Jagotec AG Eptingerstrasse 61 CH-4132 Muttenz Switzerland
If to Actavis Laboratories FL, Inc.: Actavis, Inc. Morris Corporate Center III 400 Interpace Parkway Parsippany, NJ 07054 Attn: Chief Legal Officer

FOR EXECUTION

XVI.        Counterparts

30. Counterparts. This Agreement may be executed in any number of signature page counterparts transmitted via facsimile, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

HORIZON PHARMA SWITZERLAND GmbH
By: /s/ Robert W. Metz
Name: Robert W. Metz
Title: Director
JAGOTEC AG
By: /s/Geraldine Venthoye	/s/ Guy Vergnault
Name: Geraldine Venthoye	Guy Vergnault
Title: EVP Pharmaceutical	VP Oral Drug
Development	Delivery Solutions
ACTAVIS LABORATORIES FL, INC.
By: /s/ A. Robert D. Bailey
Name: A. Robert D. Bailey
Title: EVP and Chief Legal Officer

FOR EXECUTION

EXHIBIT A

Definitions

“Actavis Generic 1 mg Tablet” means the Generic 1 mg Tablet for which Actavis is seeking approval pursuant to the Actavis ANDA.

“Actavis Generic 2 mg Tablet” means the Generic 2 mg Tablet for which Actavis is seeking approval pursuant to the Actavis ANDA.

“Actavis Generic 5 mg Tablet” means the Generic 5 mg Tablet for which Actavis is seeking approval pursuant to the Actavis ANDA.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with any one of the Parties. For purposes of the foregoing definition, “control” (including, with correlative meaning, the terms “controlled by”, and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of interests representing equity securities, or partnership interests or by contract, or otherwise, and ownership of more than fifty percent (50%) of such equity securities or partnership interests in a Person shall, without limitation, be deemed to be control for purposes of this definition.

“Authorized Generic” means any product that is manufactured, sold or distributed pursuant to the Rayos® NDA without a trademark or using a trademark other than Rayos® or a successor trademark thereto.

“Baseline TRX” means the average monthly prescriptions of RAYOS® Tablet extended units (in all dosage strengths) based upon the National Prescription Audit Weekly database administered by IMS, for the period […***…] through […***…]

“Calculated TRX” means the average for any […***…] consecutive months of prescriptions of RAYOS® Tablet extended units (in all dosage strengths) as reported in the National Prescription Audit Weekly database administered by IMS, beginning on […***…] (on a rolling basis).

“Commercial Sale” means an arm’s length transaction between two separate commercial entities, by which, for compensation, unrestricted title to, and possession of, a Generic Tablet, which has been approved by the FDA, passes from one entity to another entity, which is not directly or indirectly controlled by, and itself does not control, and is not under common control with, the other entity.

“Control” means, with respect to any patents or other intellectual property rights, possession by an entity of the ability (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense of or under such patents or intellectual property rights without violating the terms of any agreement or other arrangement with any third party.

***Confidential Treatment Requested

FOR EXECUTION

“Generic Tablet” means (i) a pharmaceutical tablet that has been approved for sale, or for which approval for sale is being sought, in the Territory, from the FDA, as a Therapeutic Equivalent of a RAYOS® Tablet, pursuant to an ANDA or pursuant to an application under 21 U.S.C. § 355(b)(2), or (ii) an Authorized Generic.

“Generic 1 mg Tablet” means a Generic Tablet to the RAYOS® 1 mg Tablet.

“Generic 2 mg Tablet” means a Generic Tablet to the RAYOS® 2 mg Tablet.

“Generic 5 mg Tablet” means a Generic Tablet to the RAYOS® 5 mg Tablet.

“Horizon Pharma Switzerland Patents” means the ‘960 and ‘326 patents (including any extensions, divisionals, continuations, continuations-in-part, reissues, reexaminations, inter partes and post-grant reviews thereof, and any foreign counterparts or equivalents thereof (regardless of whether any claim of priority is asserted or otherwise exists)) and any other patents currently or prospectively listed in the Orange Book for a RAYOS® Tablet, that are owned or controlled by Horizon Pharma Switzerland as of the Execution Date or thereafter, during the term of this Agreement.

“Jagotec Patents” means the ‘124, ‘218, the ‘407 and the ‘085 patents (including any extensions, divisionals, continuations, continuations-in-part, reissues, reexaminations, inter partes and post-grant reviews thereof, and any foreign counterparts or equivalents thereof (regardless of whether any claim of priority is asserted or otherwise exists)), and any other patents currently or prospectively listed in the Orange Book for a RAYOS® Tablet, that are owned or controlled by Jagotec as of the Execution Date or thereafter, during the term of this Agreement.

“Licensed Patents” means Horizon Pharma Switzerland Patents and Jagotec Patents, except to the extent that a Licensor is legally or otherwise may be required to in-license rights under patent(s) and/or patent application(s) with respect to a RAYOS® Tablet, from a third party, and such license is subject to royalty, milestone or other payment obligations to such third party (each, a “Third-Party License”), such patent(s) and patent application(s) shall not be included within “Licensed Patents”, regardless of whether such patent(s) or patent application(s) would otherwise fall within this definition of “Licensed Patents.”

“Manufacture” means to use, make or have made a product.

“Market” and “Marketing” means to offer for sale, sell, or distribute a product.

“Orange Book” means the FDA’s publication “Approved Drug Products With Therapeutic Equivalence Evaluations.”

“Person” means an individual, corporation, partnership, limited liability company, firm, association, joint venture, estate, trust, governmental or administrative body or agency, or any other entity.

FOR EXECUTION

“RAYOS® Tablet” means a pharmaceutical tablet that, as of the Execution Date, has been approved by the FDA, pursuant to the RAYOS® NDA.

“RAYOS® 1 mg Tablet” means the pharmaceutical tablet containing 1 mg of prednisone that, as of the Execution Date, has been approved by the FDA, pursuant to the RAYOS® NDA.

“RAYOS® 2 mg Tablet” means the pharmaceutical tablet containing 2 mg of prednisone that, as of the Execution Date, has been approved by the FDA, pursuant to the RAYOS® NDA.

“RAYOS® 5 mg Tablet” means the pharmaceutical tablet containing 5 mg of prednisone that, as of the Execution Date, has been approved by the FDA, pursuant to the RAYOS® NDA.

“Same Strength Generic Tablet” means a Generic Tablet having the same amount of prednisone as another Generic Tablet. For the avoidance of doubt, by way of example, the Actavis Generic 1 mg Tablet has the same strength as a Generic 1 mg Tablet.

“Territory” means the United States of America, including its territories, possessions and commonwealths, including without limitation, the Commonwealth of Puerto Rico and the District of Columbia.

“Therapeutic Equivalent” has the meaning given to it by the FDA in the FDA publication Approved Drug Products with Therapeutic Equivalence Evaluations, as may be amended from time to time.

“Third Party” means any person or entity other than the Parties and their respective Affiliates.

“Wholesaler Affiliate” means a subsidiary or Affiliate of a Party whose primary business is wholesale distribution of pharmaceutical products. A Wholesaler Affiliate shall not be deemed to be an Affiliate of a Party for purposes of this Agreement. For clarity, Actavis’s Wholesaler Affiliates as of the Agreement Effective Date are Anda, Inc., Anda Pharmaceuticals, Inc., and Valmed Pharmaceuticals, Inc.

FOR EXECUTION

EXHIBIT B

JOINT STIPULATION OF DISMISSAL

Pursuant to Rules 41(a)(1) and 41(c) of the Federal Rules of Civil Procedure, Plaintiffs Horizon Pharma Switzerland GmbH (formerly known as Horizon Pharma AG) and Jagotec AG and Defendant Actavis Laboratories FL, Inc. hereby stipulate and agree that Civil Action No. 13-05124 (JEI/JS), including all claims, counterclaims, and affirmative defenses asserted, are hereby dismissed with prejudice, and without costs, disbursements or attorneys’ fees to any party.

SO ORDERED this day of                                     , 2015.

United States District Judge